Exhibit 99.1

Itron Announces Second Quarter 2019 Financial Results and Increases Full-Year 2019 Guidance

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--August 5, 2019--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its second quarter ended June 30, 2019. Key results for the quarter include (compared with the second quarter of 2018):

  Revenue of $635 million, compared with $586 million;
  Gross margin was flat at 30.1%;
  GAAP net income of $19 million, compared with $3 million;
  GAAP earnings per share of $0.49, compared with $0.07;
  Non-GAAP diluted EPS of $0.87, compared with $0.51;
  Adjusted EBITDA of $73 million, compared with $57 million; and
  Total backlog was flat at $3.1 billion.

"Our second quarter financial performance contributed to a very strong first half of the year," said Philip Mezey, Itron's president and chief executive officer.

"Second quarter results were driven by strong customer demand, particularly in our Networked Solutions segment," continued Mezey. "We are very pleased with our performance in the first half of the year, which enabled us to raise our revenue and non-GAAP EPS guidance for full year 2019."

Summary of Second Quarter Consolidated Financial Results

(All comparisons made are against the prior year period unless otherwise noted)

Revenue

Total second quarter revenue increased 8% to $635 million, or 11%, excluding the impact of changes in foreign currency exchange rates.

Networked Solutions revenue increased 20%, and Outcomes revenue increased 15% driven by strong customer deliveries in North America. Device Solutions revenue decreased 8% due to lower revenue from Europe, Middle East and Africa (EMEA) region and the impact of changes in foreign currency exchange rates.

Gross Margin

Consolidated company gross margin of 30.1% was flat compared with the prior year as improved product mix was offset by higher component costs and other one-time items.

Operating Expenses and Operating Income

GAAP operating expenses of $148 million decreased $8 million from the prior year and non-GAAP operating expenses of $128 million decreased $4 million from the prior year. The decreases were primarily driven by benefits from restructuring and integration initiatives and the timing of product development spending.

GAAP operating income of $44 million and non-GAAP operating income of $63 million increased compared with the prior year due to higher gross profit and lower operating expenses.

Net Income (loss) and Earnings per Share

The net income attributable to Itron for the quarter was $19 million, or $0.49 per share, an increase from net income of $3 million, or $0.07 per share, in 2018. The increase was driven by higher operating income and a lower effective tax rate.

Non-GAAP net income, which excludes certain charges including restructuring, acquisition and integration related expenses, corporate transition cost, amortization of intangible assets, amortization of debt placement fees and the income tax effect of those adjustments, was $35 million, or $0.87 per diluted share, compared with $20 million, or $0.51 per diluted share, in 2018. The increase in non-GAAP EPS was due to higher non-GAAP operating income and a lower effective tax rate.

Cash Flow

Net cash provided by operating activities was $53 million in the second quarter compared with $41 million in the same quarter of 2018. Free cash flow was $38 million in the second quarter compared with $29 million in the prior year. Improved profitability was a major contributor to higher year over year cash flow.

Other Measures

Total backlog was $3.1 billion and 12-month backlog was $1.4 billion, which are both consistent with the prior year. Bookings in the quarter totaled $702 million.

Financial Guidance Update

Itron's guidance for the full year 2019 is as follows:

  Revenue between $2.45 - $2.50 billion vs. previous guidance of $2.35 to $2.45 billion
  Non-GAAP diluted EPS between $2.80 - $3.00 vs. previous guidance of $2.35 - $2.75

The guidance assumes a Euro to U.S. dollar foreign currency exchange rate of 1.12 on average in the second half of 2019, average fully diluted shares outstanding of approximately 40.2 million for the full year, non-GAAP effective tax rate for the full year of approximately 31% and total non-GAAP interest expense of approximately $50 million for the full year. A reconciliation of forward-looking non-GAAP diluted EPS to the GAAP diluted EPS has not been provided because we are unable to predict with reasonable certainty the potential amount or timing of restructuring and acquisition and integration-related expenses and their related tax effects without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP results for the guidance period.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5 p.m. EDT on Aug. 5, 2019. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through Aug. 10, 2019. To access the telephone replay, dial 888-203-1112 or 719-457-0820 and enter passcode 7922157.

About Itron

Itron enables utilities and cities to safely, securely and reliably deliver critical infrastructure services to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® is registered trademarks of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Cautionary Note Regarding Forward Looking Statements

This release contains "forward-looking statements" within in the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical factors nor assurances of future performance. These statements relate to our expectations about, among others, revenues, operations, financial performance, earnings, earnings per share and cash flows. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Therefore, you should not rely on any of these forward-looking statements. Some of the factors that we believe could affect our results include our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended Dec. 31, 2018 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, adjusted EBITDA margin, constant currency and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. The company believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Product revenues	$566,047	$515,914	$1,110,897	$1,053,024
Service revenues	68,990	69,976	138,716	140,087
Total revenues	635,037	585,890	1,249,613	1,193,111
Cost of revenues
Product cost of revenues	401,033	366,542	787,135	749,392
Service cost of revenues	42,790	42,771	84,001	87,287
Total cost of revenues	443,823	409,313	871,136	836,679
Gross profit	191,214	176,577	378,477	356,432

Operating expenses
Sales, general and administrative	88,259	88,863	180,974	243,277
Research and development	49,449	54,775	99,939	115,059
Amortization of intangible assets	16,117	17,999	32,090	35,739
Restructuring	(6,169)	(5,623)	1,093	82,242
Total operating expenses	147,656	156,014	314,096	476,317

Operating income (loss)	43,558	20,563	64,381	(119,885)
Other income (expense)
Interest income	534	633	862	1,294
Interest expense	(13,496)	(14,645)	(27,031)	(30,149)
Other income (expense), net	(2,060)	1,003	(3,704)	(164)
Total other income (expense)	(15,022)	(13,009)	(29,873)	(29,019)

Income (loss) before income taxes	28,536	7,554	34,508	(148,904)
Income tax benefit (provision)	(8,419)	(3,781)	(14,540)	7,407
Net Income (loss)	20,117	3,773	19,968	(141,497)
Net income attributable to noncontrolling interests	671	1,116	2,429	1,512
Net income (loss) attributable to Itron, Inc.	$19,446	$2,657	$17,539	$(143,009)

Net income (loss) per common share - Basic	$0.49	$0.07	$0.44	$(3.66)
Net income (loss) per common share - Diluted	$0.49	$0.07	$0.44	$(3.66)

Weighted average common shares outstanding - Basic	39,389	39,243	39,523	39,095
Weighted average common shares outstanding - Diluted	39,686	39,789	39,875	39,095

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Product revenues
Device Solutions	$214,589	$231,750	$433,158	$477,173
Networked Solutions	333,422	275,298	647,772	555,093
Outcomes	18,036	8,866	29,967	20,758
Total Company	$566,047	$515,914	$1,110,897	$1,053,024

Service revenues
Device Solutions	$3,134	$4,396	$6,320	$8,340
Networked Solutions	22,494	20,868	44,571	43,411
Outcomes	43,362	44,712	87,825	88,336
Total Company	$68,990	$69,976	$138,716	$140,087

Total revenues
Device Solutions	$217,723	$236,146	$439,478	$485,513
Networked Solutions	355,916	296,166	692,343	598,504
Outcomes	61,398	53,578	117,792	109,094
Total Company	$635,037	$585,890	$1,249,613	$1,193,111

Gross profit
Device Solutions	$41,590	$48,743	$81,506	$102,347
Networked Solutions	126,243	112,290	253,311	226,531
Outcomes	23,381	15,544	43,660	27,554
Total Company	$191,214	$176,577	$378,477	$356,432

Operating income (loss)
Device Solutions	$28,355	$34,510	$53,812	$72,702
Networked Solutions	98,035	81,941	193,357	161,884
Outcomes	14,367	4,249	24,777	3,594
Corporate unallocated	(97,199)	(100,137)	(207,565)	(358,065)
Total Company	$43,558	$20,563	$64,381	$(119,885)

METER AND MODULE SUMMARY

(Unaudited, Units in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Itron Endpoints
Standard endpoints (1)	5,570	5,860	11,040	11,640
Networked endpoints (1)	4,260	3,570	8,240	7,470
Total endpoints	9,830	9,430	19,280	19,110
(1)

As of the second quarter of 2019, we have refined the definition of a standard endpoint to more closely align to the segment performance of Device Solution and Networked Solutions as reported in the Operating Segment Results section below. The quantities presented for the three and six months ended June 30, 2018 and for the three months ended March 31, 2019, as included in the six-month period for 2019, have been recast to align with the refined definitions of standard and networked endpoints. The total endpoints shipped for each period is unchanged.

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	June 30, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$135,736	$120,221
Accounts receivable, net	466,366	437,161
Inventories	229,910	220,674
Other current assets	130,584	118,085
Total current assets	962,596	896,141

Property, plant, and equipment, net	228,513	226,551
Deferred tax assets, net	60,977	64,830
Restricted cash	2,066	2,056
Other long-term assets	40,918	45,288
Operating lease right-of-use assets, net	79,456	—
Intangible assets, net	221,767	257,583
Goodwill	1,110,061	1,116,533
Total assets	$2,706,354	$2,608,982

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$320,582	$309,951
Other current liabilities	69,139	70,136
Wages and benefits payable	102,577	88,603
Taxes payable	17,115	14,753
Current portion of debt	26,563	28,438
Current portion of warranty	38,987	47,205
Unearned revenue	95,197	93,621
Total current liabilities	670,160	652,707

Long-term debt	969,710	988,185
Long-term warranty	18,125	13,238
Pension benefit obligation	92,073	91,522
Deferred tax liabilities, net	1,514	1,543
Operating lease liabilities	68,387	—
Other long-term obligations	139,786	127,739
Total liabilities	1,959,755	1,874,934

Equity
Common stock	1,325,508	1,334,364
Accumulated other comprehensive loss, net	(194,349)	(196,305)
Accumulated deficit	(407,857)	(425,396)
Total Itron, Inc. shareholders' equity	723,302	712,663
Non-controlling interests	23,297	21,385
Total equity	746,599	734,048
Total liabilities and equity	$2,706,354	$2,608,982

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Six Months Ended June 30,
	2019	2018
Operating activities
Net income (loss)	$19,968	$(141,497)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of intangible assets	57,068	61,979
Amortization of operating lease right-of-use assets	9,481	—
Stock-based compensation	13,783	16,619
Amortization of prepaid debt fees	2,402	4,602
Deferred taxes, net	2,076	(15,319)
Restructuring, non-cash	(5,295)	624
Other adjustments, net	(3,471)	1,205
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(29,121)	12,804
Inventories	(9,202)	3,385
Other current assets	(14,413)	(1,921)
Other long-term assets	6,616	4,514
Accounts payable, other current liabilities, and taxes payable	(2,801)	(16,994)
Wages and benefits payable	13,484	762
Unearned revenue	14,961	31,156
Warranty	(3,270)	3,756
Other operating, net	5,797	51,204
Net cash provided by operating activities	78,063	16,879

Investing activities
Acquisitions of property, plant, and equipment	(26,511)	(29,309)
Business acquisitions, net of cash equivalents acquired	—	(802,488)
Other investing, net	9,773	(543)
Net cash used in investing activities	(16,738)	(832,340)

Financing activities
Proceeds from borrowings	50,000	761,938
Payments on debt	(72,188)	(242,234)
Issuance of common stock	4,001	4,927
Repurchase of common stock	(25,000)	—
Prepaid debt fees	(175)	(24,042)
Other financing, net	(3,165)	(2,580)
Net cash provided by (used in) financing activities	(46,527)	498,009

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	727	(4,841)
Increase (decrease) in cash, cash equivalents, and restricted cash	15,525	(322,293)
Cash, cash equivalents, and restricted cash at beginning of period	122,328	487,335
Cash, cash equivalents, and restricted cash at end of period	$137,853	$165,042

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, constant currency and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges such as acquisition and integration related expenses, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income - We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, acquisition and integration, corporate transition costs, and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, acquisition and integration, corporate transition costs, and goodwill impairment. Acquisition and integration related expenses include costs which are incurred to affect and integrate business combinations, such as professional fees, certain employee retention and salaries related to integration, severances, contract terminations, travel costs related to knowledge transfer, system conversion costs, and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to acquisitions and restructuring projects. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS - We define non-GAAP net income as net income attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, restructuring, acquisition and integration, goodwill impairment, amortization of debt placement fees, corporate transition costs, and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

For interim periods, beginning the first quarter of 2019, the budgeted annual effective tax rate (AETR) is used, adjusted for any discrete items, as defined in ASC 740 - Income Taxes. The budgeted AETR is determined at the beginning of the fiscal year. The AETR is revised throughout the year based on changes to our full-year forecast. If the revised AETR increases or decreases by 200 basis points or more from the budgeted AETR due to changes in the full-year forecast during the year, the revised AETR is used in place of the budgeted AETR beginning with the quarter the 200 basis point threshold is exceeded and going forward for all subsequent interim quarters in the year. We continue to assess the AETR based on latest forecast throughout the year and use the most recent AETR anytime it increases or decreases by 200 basis points or more from the prior interim period.

Adjusted EBITDA - We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization, restructuring, acquisition and integration related expense, corporate transition costs, goodwill impairment and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow - We define free cash flow as net cash provided by (used in) operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

Constant currency - We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from local currencies into U.S. dollars for financial reporting purposes. We also use the term “constant currency,” which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period’s results restated using current period foreign currency exchange rates.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
NON-GAAP NET INCOME & DILUTED EPS
GAAP income (loss) attributable to Itron, Inc.	$19,446	$2,657	$17,539	$(143,009)
Amortization of intangible assets	16,117	17,999	32,090	35,739
Amortization of debt placement fees	1,159	1,172	2,315	4,515
Restructuring	(6,169)	(5,623)	1,093	82,242
Corporate transition cost	473	—	1,556	—
Acquisition and integration related expense	9,194	11,148	20,759	73,795
Income tax effect of non-GAAP adjustments (1)	(5,620)	(6,897)	(12,862)	(27,732)
Non-GAAP net income attributable to Itron, Inc. (1)	$34,600	$20,456	$62,490	$25,550

Non-GAAP diluted EPS (1)	$0.87	$0.51	$1.57	$0.64

Weighted average common shares outstanding - Diluted	39,686	39,789	39,875	39,782

ADJUSTED EBITDA
GAAP income (loss) attributable to Itron, Inc.	$19,446	$2,657	$17,539	$(143,009)
Interest income	(534)	(633)	(862)	(1,294)
Interest expense	13,496	14,645	27,031	30,149
Income tax provision (benefit)	8,419	3,781	14,540	(7,407)
Depreciation and amortization of intangible assets	28,641	30,907	57,068	61,979
Restructuring	(6,169)	(5,623)	1,093	82,242
Corporate transition cost	473	—	1,556	—
Acquisition and integration related expense	9,194	11,148	20,759	73,795
Adjusted EBITDA	$72,966	$56,882	$138,724	$96,455

FREE CASH FLOW
Net cash provided by operating activities	$53,139	$41,327	$78,063	$16,879
Acquisitions of property, plant, and equipment	(15,096)	(11,876)	(26,511)	(29,309)
Free Cash Flow	$38,043	$29,451	$51,552	$(12,430)

NON-GAAP OPERATING INCOME
GAAP operating income (loss)	$43,558	$20,563	$64,381	$(119,885)
Amortization of intangible assets	16,117	17,999	32,090	35,739
Restructuring	(6,169)	(5,623)	1,093	82,242
Corporate transition cost	473	—	1,556	—
Acquisition and integration related expense	9,194	11,148	20,759	73,795
Non-GAAP operating income	$63,173	$44,087	$119,879	$71,891

NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$147,656	$156,014	$314,096	$476,317
Amortization of intangible assets	(16,117)	(17,999)	(32,090)	(35,739)
Restructuring	6,169	5,623	(1,093)	(82,242)
Corporate transition cost	(473)	—	(1,556)	—
Acquisition and integration related expense	(9,194)	(11,148)	(20,759)	(73,795)
Non-GAAP operating expenses	$128,041	$132,490	$258,598	$284,541
(1)

The income tax effect of non-GAAP adjustments is calculated using the statutory tax rates for the relevant jurisdictions, provided no valuation allowance exists. If a valuation allowance exists, there is no tax impact to the non-GAAP adjustment. Effective for the first quarter of 2019, we use the budgeted annual effective tax rate (AETR) for interim periods, with adjustments for discrete items, as defined in ASC 740 - Income Taxes. This method impacts interim periods only and does not impact full year tax results, as any difference between the budgeted or revised AETR and the actual AETR for non-GAAP adjustments would be recognized in the fourth quarter of the year. If the revised methodology had been applied in the second quarter of 2018, non-GAAP net income would have increased by $1.7 million to $22.2 million, and diluted non-GAAP EPS would have increased by $0.05 to $0.56. If the methodology had been applied in the six months ended of 2018. non-GAAP net income would have increased by $5.8 million to $31.3 million, and diluted non-GAAP EPS would have increased by $0.15 to $0.79.

Contacts

Itron, Inc.
Kenneth P. Gianella
Vice President, Investor Relations
(669) 770-4643

Rebecca Hussey
Manager, Investor Relations
(509) 891-3574